Exhibit 23.1

MONTGOMERY COSCIA GREILICH LLP
972.748.0300 p
972.748.0700 f

Consent of Independent Registered Public Accounting Firm

To the Benefit Plan Investment Committee,
Benefits Administration Committee, and
Human Resources Committee of
J.C. Penney Corporation, Inc. Safe Harbor 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-225965) on Form S-8 of J.C. Penney Company, Inc. of our report dated June 26, 2019, with respect to the statements of net assets available for benefits of the J.C. Penney Corporation, Inc. Safe Harbor 401(k) Savings Plan as of December 31, 2018 and 2017, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the J.C. Penney Corporation, Inc. Safe Harbor 401(k) Savings Plan.

/s/ Montgomery Coscia Greilich LLP

MONTGOMERY COSCIA GREILICH LLP
Plano, TX
June 26, 2019

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	2901 Via Fortuna, Building 6, Suite 550 Austin, Texas 78746